ADDENDUM AGREEMENT

                  THIS AGREEMENT (the "Agreement"), made this 7th day of April, 2000, is entered into by and between Advantica Restaurant Group, Inc. (the "Company") and Mr. James B. Adamson (the "Executive").

                  WHEREAS the Company and the Executive are parties to a certain Employment Agreement, as amended and restated on January 7, 1998 (the "Employment Agreement");

                  WHEREAS the parties desire to establish a two year term of the Employment Agreement commencing January 1, 2000; and

                  WHEREAS in consideration of the obligations of the Executive under the Employment Agreement, as amended hereby, the Company wishes to provide the Executive additional incentive compensation opportunities as an inducement for the Executive to remain in the Company's employ for the two year term and to forego other potential employment opportunities, which, if accepted, would be likely to impede the Company's ability to immediately undertake and timely complete the necessary strategic business changes and initiatives;

                  NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Company and the Executive agree as follows:

                  1. EMPLOYMENT TERM. Section 1 of the Employment Agreement is hereby amended to provide that the Employment Term (as defined in the Employment Agreement) shall commence on January 1, 2000 and expire on the second anniversary thereof (the "Second Anniversary").

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                  2. DUTIES. Section 2 of the Employment Agreement is hereby amended to provide that during the Employment Term, the Executive shall, in addition to the duties described therein, serve as the Chief Executive Officer and President of Denny's, Inc.

                  3. CERTAIN TERMINATION WITHOUT CAUSE. The parties hereby acknowledge and agree that for purposes of Section 5(c)(iii)(A) of the Employment Agreement, neither (i) the implementation by the Company of the strategic initiatives set forth in the report provided by McKinsey & Company, dated January 26, 2000 and the Executive's performance of duties in accordance therewith, nor (ii) the appointment by the Company of a non-executive Chairman of the Board (which shall occur only if the Board and the Executive mutually agree that such an appointment is necessary), shall constitute a breach by the Company of a material provision of the Employment Agreement, or a change by the Company of the Executive's title, duties or responsibilities as Chairman of the Board and Chief Executive Officer of the Company without his consent.

                  4. OTHER PROVISIONS. Except as described in Sections 1, 2, and 3 of this Agreement, in all other respects, the terms and conditions of the Employment Agreement shall remain in full force and effect.

                  5. GREENVILLE, SC RESIDENCE. The Company shall within 10 business days after the earliest to occur of (a) the Second Anniversary of this Agreement, if the Executive is an employee of the Company on such date, (b) the termination of the Executive's employment without Cause (as defined in the Employment Agreement and as amended by Section 3 hereof), or (c) the Company's relocation of its headquarters outside of Spartanburg, SC, purchase from the Executive the residence located at 2110 Cleveland Street Extension, Greenville, SC (the "Greenville Residence") for $1,500,000 cash, payable in a lump sum. This sum represents the actual costs Adamson paid to purchase the Greenville Residence (including purchase price for land and partially-completed


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residence building as well as completion of residence building). The Company shall have no obligations under this Section 5 if none of the events set forth in clauses (a), (b), and (c) occurs.

                  6. CHARLESTON, SC RESIDENCE.

                     6.1 APPRAISAL. The Company shall as soon as possible after the date hereof retain, at its own expense, two independent real estate appraisal firms reasonably acceptable to the Executive to appraise the value of Executive's residence located at 71 E. Bay Street, Charleston, SC (the "Charleston Residence"). Within 30 business days of completion of such appraisals, the Company shall cause the Charleston Residence to be purchased from the Executive for cash in the amount set forth immediately below.

                     6.2 PURCHASE PRICE. The purchase price shall be $1,300,000.

                  7. RELOCATION GENERALLY. If during the Employment Term, the Company relocates its headquarters outside of Spartanburg, SC, the Company shall pay for all reasonable expenses incurred by Executive for his personal move in connection therewith under the terms of and in accordance with the then applicable relocation policy of the Company. If the Executive's employment is terminated by the Company without Cause (as defined above), the Company shall pay to the Executive all reasonable expenses incurred by him in connection with moving his personal belongings from the location of the Company's headquarters and the Greenville Residence to such other location in the continental United States as the Executive designates. The Company shall have no obligations under this Section 7 if neither of the events set forth in this Section 7 occurs.

                  8. BONUS

                     8.1 SUCCESS BONUSES. (a) During the Employment Term, the Company shall pay to the Executive periodic success bonuses (any such payment a


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"Success Bonus") upon the completion of certain strategic initiatives at the times and in the manner set forth on Appendix A. The Company and the Executive have mutually agreed upon the performance criteria, weighting, value, metrics and target dates for the successful completion of the strategic initiatives as set forth on Appendix A. Whether a strategic initiative has been successfully completed will be determined by the Board. It is agreed and understood that in no event shall the total amount of the Success Bonuses available to be earned pursuant to this Section 8.1 be less than $7,405,750. It is further agreed and understood that no Success Bonus shall be due or owing for the successful completion of any of the referenced strategic initiatives on or after the commencement of a financial restructuring of the Company under Chapter Eleven of the United States Bankruptcy Code or analogous law. The immediately preceding sentence shall not apply in the event that the distribution received per share as a result of or pursuant to the Chapter 11 or analogous proceeding by the holders of shares of the Company's common stock equals or exceeds the average of the closing bid and asked prices for such a share on the last trading day immediately preceding the commencement of the proceeding. If a strategic initiative is achieved during such a proceeding and, pursuant to the immediately preceding sentence, a Success Bonus is payable to the Executive, it shall be paid immediately upon consummation of such proceeding, plus interest at a 7% rate from the date of achievement to the date of payment. It is the parties' intention, to the extent possible, to resolve any disputes regarding Appendix A without recourse to the judicial system. As a condition precedent to the filing of any claim, the parties' attorneys, if any, must confer at least twice, in person, in an effort to resolve any dispute. If such efforts are not successful, the parties agree to submit the dispute to non-binding mediation under the Mediation Procedures of the Association of the Bar of the City of New York. The parties agree to share the costs of mediation equally.

                  If mediation is not successful, the parties agree to arbitrate any remaining matters before a three-member panel under the Rules of the Association of the


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Bar of the City of New York. The fees and expenses, including actual attorneys'
fees, of the prevailing party shall be paid by the non-prevailing party.

                  (b) In addition, if the Executive is employed on the Second Anniversary, the Executive and/or his Family (as defined in the Employment Agreement) shall be entitled until the earlier of (x) the second anniversary of the Second Anniversary or (y) the commencement of coverage of the Executive and/or his Family by another group medical benefits plan providing substantially comparable benefits to the Welfare Benefits (as defined in the Employment Agreement) and which does not contain any pre-existing condition exclusions or limitations, to receive and participate in the Welfare Benefits in addition to any continuation coverage which the Executive and/or his Family is entitled to elect under Section 4980B of the Code.

                  (c) If there is a "Termination Without Cause" (as defined in the Employment Agreement) following the consummation of a Change of Control (as defined in Appendix B of this Agreement) that occurs prior to the Second Anniversary, the Executive shall immediately be paid an amount in cash from the Company equal to $7,405,750 less the sum of (a) the amount of any Success Bonus already paid; plus (b) an amount equal to the amount of any success bonus that was not paid because of the failure of the Company to attain a strategic initiative; provided, that the parties hereby acknowledge and agree that for purposes of this Section 8.1(c), a "Termination Without Cause" shall occur if the members of the Board immediately preceding consummation of the Change of Control do not constitute a majority of the members immediately following the Change of Control.

                  8.2 ADDITIONAL BONUS. (a) If at any time (i) prior to the Second Anniversary, the average closing bid price for the shares of the Company's common stock over any 30 consecutive day period, as reflected on the NASDAQ, equals or exceeds $5.00 per share, or (ii) during the term of this Agreement, the Company enters into a binding agreement to sell the Company to a bona fide purchaser for an amount which equals or exceeds $5.00 per share, the Company shall immediately pay to the Executive $1,000,000 in cash; provided, however, that a payment shall be due pursuant to clause (ii) only upon consummation of such sale; and

                  (b) if the average closing bid price for the shares of the Company's common stock during the 30 day period immediately preceding the Second Anniversary equals or exceeds $5.00 per share, the Company shall immediately pay to the Executive $500,000 in cash.


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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                ADVANTICA RESTAURANT GROUP, INC.
                                By:     /s/ Rhonda J. Parish
                                    ---------------------------------------
                                Title:  Executive Vice President, General
                                        Counsel and Secretary



                                        /s/ James B. Adamson
                                -------------------------------------------
                                James B. Adamson



                                        /s/ Donald R. Shepherd
                                -------------------------------------------
                                Donald R. Shepherd
                                Chairman, Compensation and Incentives
                                Committee




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